Exhibit 10.31

HUNTINGTON BANCSHARES INCORPORATED

December 13, 2020

Gary Torgow
(at the address on file with
TCF Financial Corporation)

Dear Gary:

This letter (this “Letter Agreement”) memorializes our recent discussions and agreement concerning your continuing role as an advisor to Huntington Bancshares Incorporated (the “Company”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between TCF Financial Corporation (“TCF”) and the Company, dated as of December 13, 2020 (the “Merger Agreement”). If the Closing does not occur or if your employment with TCF terminates for any reason before the Closing Date, this Letter Agreement will be null and void ab initio and of no further force and effect. All capitalized terms that are not defined in this Letter Agreement will have the meanings ascribed to such terms in the Merger Agreement.

1.Termination of Employment; Advisory Services

At the Effective Time of the Merger, your employment with TCF and TCF National Bank will terminate. From the Effective Time until the third anniversary of the Closing Date (the “Term”), you agree to serve as an advisor to the Company and provide the advisory services as may be reasonably requested by the Chief Executive Officer of the Company, including those forth on the attached Schedule A (the “Services”). Your principal work location will be at the Company’s office identified below, but you may perform the services elsewhere as you reasonably determine from time to time.

2.Advisory Fee; Other Benefits and Expenses

On the Closing Date, you will be entitled to receive a lump sum cash payment of $3.25 million as consideration for the Services and the restrictive covenants set forth in Section 4 below, payable within ten (10) days of such date. During the Term, you will be paid an annual advisory fee equal to (1) $3.25 million for each of the first two 12-month periods following the Closing Date and (2) $2.75 million for the third 12-month period following the Closing Date (the amount for each such 12-month period referred to herein as the “Advisory Fee” and all such amounts referred to herein as the “Advisory Fees”)). Each such 12-month period will be referred to herein as an “Annual Period”. During the Term, the Advisory Fee will be payable annually in arrears on the applicable anniversary of the Closing Date, and you acknowledge and agree that you will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided to you during the Term with respect to your services hereunder (including all amounts in this Section 2, but excluding the amounts under Section 3, which will be subject to withholding by the Company).

During the Term, you will be entitled to (1) continued use of the executive office in the Company’s primary location in Downtown Detroit that is available for your use as of immediately prior to the Effective Time, (2) a dedicated executive assistant, (3) continued use of a dedicated driver for security purposes, and (4) continued access for non-personal travel on TCF’s Flexjet on the same basis as applied prior to the Effective Time (collectively, the “Other Benefits”). The Company will also reimburse your reasonable and documented business and travel expenses incurred in connection with your performance of the Services, in each case, in accordance with the Company’s business and travel reimbursement policies applicable to senior executives of the Company as in effect from time to time. The Advisory Fees and the Other Benefits will be the sole remuneration that you receive with respect to the Services and any other services to the Company or its affiliates following the Effective Time in any capacity, including for your service to the Foundation.

The Company and you confirm that it is currently expected that your duties as an advisor will not exceed twenty percent (20%) of the average level of bona fide services performed by you during your employment with TCF during the 36-month period immediately preceding the Closing Date, consistent with the parties’ intent that your termination of employment upon the Closing Date will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including the applicable regulations thereunder) (“Section 409A”).

3.Preexisting Entitlements

You and the Company agree that your termination of employment upon the Closing will be deemed a Change in Control Termination (within the meaning of the Executive Employment Agreement between you and TCF, dated as of December 13, 2020 (your “Existing Agreement”)), and, subject to the timely execution and effectiveness of the Release (as defined in the Existing Agreement) consistent with Section 8 thereof, you will be entitled to receive the severance and other benefits under Section 7(c)(i) and Section 7(c)(ii) of your Existing Agreement in the aggregate amount of $7,360,000 (less applicable withholding), it being understood and agreed that you waive your right to outplacement services under Section 7(c)(iii). Such severance will be paid to you in accordance with the terms of your Existing Agreement and applicable law, including Section 409A. In addition, you will be entitled to the treatment of your equity compensation awards upon a termination by the Company without Cause (within the meaning of the Existing Agreement) as set forth in Section 7(b) of the Existing Agreement.

4.Restrictive Covenants

A.Non-Competition

During the Restricted Period, you shall not, without the prior written consent of the Company, which shall not be unreasonably withheld, in the Restricted Territory, on your own behalf, or on behalf of any other person:

(i) assist or have an interest in (whether or not such interest is active), whether as partner, investor, advisor, stockholder, officer, director or as any type of principal whatsoever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business of the Company or its affiliates; provided, however, that you shall be permitted to make passive investments in the stock of any mutual company or publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business; or

(ii) enter into the employment of or act as an independent contractor, director or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business of the Company or its affiliates, or is a governmental regulator agency of the Business.

B.Non-Solicitation

During the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of any other party:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company or its affiliates;

(ii) Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company or its affiliates;

(iii) Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by the Company or its affiliates from any person or entity (other than the Company or its affiliates) engaging in the Business;

(iv) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company or its affiliates; or

(v) Solicit, induce, or attempt to solicit or induce any Company Employee to terminate employment with the Company or its affiliates (whether or not for a person or entity that provides services that are competitive with the Business of the Company), with the exception of your personal assistant.

C.Confidentiality

You acknowledge that the Company has and shall give you access to certain highly sensitive, confidential, and proprietary information belonging to the Company, its affiliates or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s Business (collectively, “Confidential Information”). You acknowledge that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company or its affiliates; information related to the Company’s or its affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s or its affiliates’ customers, suppliers, distributors, or investors; the specific terms of the Company’s or its affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company’s or its affiliates may be associated from time to time; and any and all information relating to the operation of the Company’s or its affiliates’ business which the Company or its affiliates may from time to time designate as confidential or proprietary or that you reasonably know should be, or has been, treated by the Company or its affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of your own or other violation of this Letter Agreement; or (iii) is disclosed to you by a third party under no obligation to maintain the confidentiality of the information.

You acknowledge that Confidential Information owned or licensed by the Company or its affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. You hereby relinquish, and agree that you shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

During and after your provision of services to the Company, you shall hold in trust and confidence all Confidential Information and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. You further agree that during and after your provision of services to the Company, you shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

The restrictions in the immediately preceding paragraph shall not apply to any information to the extent that you are required to disclose such information by law, provided that you (i) notify the Company of the existence and terms of such obligation; (ii) give the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure; and (iii) disclose only that information actually required to be disclosed.

Upon request by the Company during the Term and automatically and immediately at the end of your provision of services to the Company, you shall return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in your possession or under your control. If requested by the Company, you shall certify in writing that all such materials have been returned to the Company. You also expressly agree that immediately upon the termination of your services to the Company for any reason, you shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees or contractors. You hereby represent that you have complied with this Section 4.C with respect to all Confidential Information and property in your possession that is not otherwise necessary to be retained for the performance of your duties hereunder. Notwithstanding any provision of this Letter Agreement to the contrary, nothing contained herein or therein is intended to, or will be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended.

D.Existing Agreement Continuing Covenants

The provisions of Section 11 (Assignment of Inventions) and 12(e) (Non-Disparagement) of your Existing Agreement are incorporated herein by reference, mutatis mutandis, with references to “TCF” in the Existing Agreement read instead to mean “the Company” and references to “Executive” read instead to mean “you.” Such covenants shall continue to apply with respect to your service on and following the Effective Time.

E.Judicial Modification; Enforcement

You acknowledge and agree that the Company will suffer irreparable harm in the event that you materially breach any of your obligations under Section 4 of this Letter Agreement and that monetary damages would be inadequate to compensate the Company for such breach. The parties acknowledge that the potential restrictions on your future employment or services imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects. Accordingly, you agree that, in the event of a breach by you of any of your obligations under Section 4 of this Letter Agreement, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Company shall be entitled to recover its costs incurred in connection with any action to enforce Section 4 of this Letter Agreement, including reasonable attorneys’ fees and expenses.

Should any part or provision of this Section 4 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Letter Agreement. The parties further agree that if any portion of this Section 4 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms. Your willingness to enter into this Letter Agreement (including this Section 4) is a material inducement to the Company to enter into the Merger Agreement and proceed with the transactions the Merger Agreement contemplates. In view of your importance to the success of the Merger, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. This Letter Agreement provides you with substantial additional benefits over your prior arrangements with TCF, including the substantial additional compensation referred to in Section 2. In return for the benefits you will receive from the Company and to induce the Company to enter into the Merger Agreement and this Letter Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 4. The Company would not have entered into this Letter Agreement if you did not agree to this Section 4. Thus, this Section 4 is an integral part of this Letter Agreement, and, if it is determined following challenge by you (or with your consent) that it is unenforceable or invalid to any material extent, this Letter Agreement will be null and void.

F.Definitions

As used in this Section 4, the following terms have the meanings given to such terms below.

“Business” means the business(es) in which the Company and its affiliates (including TCF) engage in at any time on or following the Effective Time and through the date on which your provision of services to the Company and its affiliates ceases for any or no reason, whether by you or the Company.

“Company Employee” means any person who is or was an employee of the Company and its affiliates (including TCF) at the time of, or during the 12-month period prior to, the date on which your provision of services to the Company and its affiliates ceases for any or no reason.

“Customer” means any person or entity who is or was a customer, supplier or client of the Company or its affiliates (including TCF) with whom you had any contact or association for any reason and with whom you had dealings on behalf of the Company or its affiliates (including TCF) in the course of your provision of services to the Company and its affiliates (including TCF).

“Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (without regard to any earlier termination of this Letter Agreement, the Term or the Services for any reason); provided, however, that this period shall be tolled and shall not run during any time you are in violation of this Section 4, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which you are in violation of this Section 4.

“Restricted Territory” means the United States of America.

5.Indemnification

Following the Closing Date, the Company will continue to indemnify you (including, for the avoidance of doubt, by providing you with advancement of expenses) against any actual or threatened action, suit or proceeding and to provide you with D&O insurance coverage, in each case, with respect to your services as an executive officer and director of TCF and its subsidiaries prior to the Closing Date, and thereafter, your Services consistent with the terms hereof and, in each case, to the same extent that such indemnification, expense advancement and D&O insurance coverage is provided to executive officers and directors of the Company and its subsidiaries. In addition, any existing indemnification agreement entered into between you and TCF will remain in full force and effect with respect to your service as an executive officer and director of TCF and you will continue to have the indemnification, expense advancement and D&O coverage as described in Section 6.8 of the Merger Agreement.

6.Early Termination

Your service under this Letter Agreement may not be terminated by the Company during the Term other than by the Company for Cause (as defined below). Upon your termination of service hereunder for any reason, you will receive any Advisory Fee that is earned but unpaid with respect to an Annual Period completed prior to the date of termination and reimbursable business expenses that are incurred but unreimbursed through the termination date, which will be paid in a lump sum within thirty (30) days following the termination date. In addition, if your service hereunder is terminated for any reason other than your death or Disability prior to the expiration of the Term, you will be paid a pro-rated Annual Fee for the elapsed portion of the Annual Period of service in which the date of termination occurs, with such prorated amount to equal the applicable Annual Fee amount multiplied by a fraction, (i) the numerator of which is the number of days from the beginning of the applicable Annual Period through and including the date of termination and (ii) the denominator of which is the number of days in the applicable Annual Period (the “Prorated Amount”), with the Prorated Amount to be paid in accordance with the payment timing set forth in Section 2, subject to your compliance with Section 4.

If your service hereunder is terminated due to your death prior to the expiration of the Term, the Advisory Fees that you would have earned through the third anniversary of the Closing Date had the Term not been terminated will be paid to your estate in a lump sum within thirty (30) days following the termination date. If your service hereunder is terminated due to your “disability” (within the meaning of the Company’s long-term disability plan as in effect at such time without regard to the fact that you are not a participant) prior to the expiration of the Term, subject to your continued compliance with Section 4, the Company will continue to pay you the remainder of the Advisory Fees that you would have earned through the third anniversary of the Closing Date had the Term not been terminated, in accordance with the payment timing set forth in Section 2. In the case of an early termination of your service under this Letter Agreement, your obligations under Section 4 will continue in full force and effect.

For purposes of this Letter Agreement, “Cause” means the occurrence of any of the following events or conditions: (i) your removal from service with the Company by order of a regulatory agency having jurisdiction over the Company; (ii) your material breach of any provision in this Letter Agreement, provided that, if the breach is curable, it shall constitute Cause only if it continues uncured for a period of twenty (20) days after your receipt of written notice of such breach from the Company; (iii) your willful failure or refusal in any material manner to perform all lawful services required of you under this Letter Agreement, which failure or refusal continues for more than twenty (20) days after your receipt of written notice from the Company of such deficiency; (iv) your commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving the Company, which renders your continued employment harmful to the Company; (v) your misappropriation of Company assets or property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (vi) your conviction or the entry of a plea of guilty or no contest by you with respect to any felony or other crime which, in the reasonable good-faith judgment of the Company, adversely affects the Company and its reputation. For the avoidance of doubt, a termination due to your mental or physical incapacity will not be considered a termination for “Cause.” You will not be deemed to be discharged for Cause unless and until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (the “Board”), at a meeting called and duly held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding in good faith that you are guilty of the conduct set forth above and specifying the particulars thereof in detail. Any such determination or termination for Cause shall be made by the Board.

7.Section 280G

If the payment of any amounts or benefits to you under this Letter Agreement (together with any other payments or benefits in the nature of compensation) under Section 280G(b)(2) of the Code (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate Present Value of the Payments (as defined below) under this Letter Agreement shall be reduced (but not below zero) to the Reduced Amount, but only if reducing the Payments provides you with a Net After-Tax benefit that is greater than if the reduction is not made. The reduction of amounts or benefits payable hereunder, if applicable, shall be determined by the Accounting Firm (as defined below) in an amount that has the least economic cost to you and, to the extent the economic cost is equivalent, then all Payments, in the aggregate, shall be reduced in the inverse order of when the Payments, in the aggregate, would have been made to you until the specified reduction is achieved.

As used in this Section 7, the following definitions apply:

“Net After-Tax Benefit” means the Present Value of a Payment, net of all federal, state and local income, employment and excise taxes, determined by applying the highest marginal rate(s) applicable to an individual for your taxable year in which Payment is made.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise.

“Present Value” means the value determined in accordance with Section 280G of the Code.

“Reduced Amount” means an amount expressed in Present Value that maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the corporate deduction limitation under Section 280G of the Code.

The Section 280G calculations under this Letter Agreement and the determination that Payments shall be reduced or not reduced based on the Net After-Tax Benefit shall be made by Golden Parachute Tax Solutions LLC (the “Accounting Firm”), which shall provide its determination and any supporting calculations to the Company and you within ten (10) calendar days after your “separation from service” within the meaning of Section 409A. The reasonable costs and expenses of the Accounting Firm shall be borne by the Company. In making its determination, the Accounting Firm shall take into account (if applicable), the value of your Non-Competition covenant set forth in Section 4.A, which shall be determined by the independent appraisal firm selected by the Accounting Firm and paid for by the Company, and a portion of the Payments shall, to the extent of the appraised value, be specifically allocated as reasonable compensation for such Non-Competition covenant and shall not be treated as a parachute payment. If the Accounting Firm’s determination is disputed by the Internal Revenue Service, the Company shall reimburse you for the cost of (A) your reasonable attorneys’ fees for counsel selected by the Company, and (B) any tax penalties (including excise taxes) and interest ultimately incurred by you upon resolution of the dispute. Reimbursement shall be made in accordance with the Section 409A of the Code procedures set forth in Section 8, below.

8.Section 409A

It is the intent of the parties that the payments and benefits under this Letter Agreement attributable to the rendering of the Services will be exempt from or otherwise comply with the provisions of Section 409A, and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A. All reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, that the right to reimbursement or in-kind benefits will not be subject to liquidation and may not be exchanged for any other benefit, the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year, and all expense reimbursements that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

9.Miscellaneous

This Letter Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. If any provision of this Letter Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Letter Agreement will not be affected.

The Company’s obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination of your services for Cause) be affected by any set‑offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement, and such amounts will not be reduced whether or not you obtain other employment. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Existing Agreement, except to the extent provisions of the Existing Agreement are incorporated herein by reference), term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. As used in this Letter Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets by operation of law or otherwise, and “affiliate” will mean any entity that directly or indirectly controls, is controlled by, or is under common control with the Company and, prior to the Effective Time, TCF. For purposes of Section 4 and the defined terms used therein, all references to the Company will include TCF and the affiliates of the Company, whether or not specified.

Any notices given under this Letter Agreement (1) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.
The headings of this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

HUNTINGTON BANCSHARES INCORPORATED

By: /s/ Stephen D. Steinour
Name: Stephen D. Steinour
Title: Chairman, President and
Chief Executive Officer

[Signature Page to Letter Agreement]

Accepted and Agreed

I hereby agree with and accept the terms
and conditions of this Letter Agreement:

/s/ Gary Torgow
Name: Gary Torgow
Date: December 13, 2020

[Signature Page to Letter Agreement]

Schedule A

The following will constitute the Services to be performed, as requested by the Chief Executive Officer from time to time during the Term:

•Provide advice and counsel to the Chief Executive Officer of the Company, as requested by the Chief Executive Officer of the Company, regarding the development, strengthening and growth of customer, community and local government relationships.

•Be available to meet with, and to be involved with, clients and counterparties, at the request of the Chief Executive Officer of the Company, where the Company believes that your personal knowledge, relationships, attendance and/or participation could be beneficial to the Company.

•Provide strategic advice and counsel regarding the successful integration of Hawk and TCF.

•Perform such other services as you and the Chief Executive Officer of the Company may mutually agree upon from time to time during the Term.

A-1